Exhibit 99.1
TESORO LOGISTICS LP REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

•	Fourth quarter net earnings increased 24% to $73 million and EBITDA increased 21% to $177 million; full year 2016 net earnings increased 27% to $315 million and EBITDA increased 19% to $696 million

•
Fourth quarter net cash from operating activities of $84 million and distributable cash flow of $131 million; full year 2016 net cash from operating activities increased 14% to $498 million and distributable cash flow increased 26% to $532 million

•	Total operating income for 2016 increased 24% to $487 million led by Terminalling and Transportation

•	Acquired Alaska Storage and Terminalling Assets from Tesoro in September 2016

•	Acquired Northern California Terminalling and Storage Assets from Tesoro in November 2016

•	Closed North Dakota Gathering and Processing Assets acquisition on January 1, 2017

SAN ANTONIO - February 6, 2017 - Tesoro Logistics LP (NYSE: TLLP) today reported fourth quarter net earnings of $73 million, or $0.31 per diluted common limited partner unit compared to $59 million, or $0.49 per diluted common limited partner unit a year ago. EBITDA for the fourth quarter 2016 was $177 million compared to $146 million last year. Net earnings and EBITDA for the fourth quarter 2016 include charges of $12 million and $11 million, respectively, related to loss attributable to Predecessors, transaction costs for the acquisitions announced in the quarter and environmental accruals, including charges for expected future remediation costs for the 2013 crude oil pipeline release at Tioga, North Dakota.

	Three Months Ended December 31,		Years Ended December 31,
($ in millions)	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Operating Income
Gathering	$25	$21	$132	$142
Processing	26	28	111	105
Terminalling and Transportation	88	59	297	200
Total Segment Operating Income	$139	$108	$540	$447
Net Earnings	$73	$59	$315	$249

Segment EBITDA (b)
Gathering	$45	$39	$213	$216
Processing	37	39	156	149
Terminalling and Transportation	111	79	380	276
Total Segment EBITDA (b)	193	157	749	641
EBITDA (b)	$177	$146	$696	$587

Net cash from operating activities	$84	$101	$498	$436
Distributable Cash Flow (b)	$131	$106	$532	$422
Pro Forma Distributable Cash Flow (b) (c)	$131	$106	$532	$458

Total Distributions to be Paid	$140	$98	$502	$334
Distribution Coverage Ratio (d)	0.94x	1.08x	1.06x	1.26x
Pro Forma Distribution Coverage Ratio (c) (d)	0.94x	1.08x	1.06x	1.37x

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

(b)
For more information on EBITDA, Segment EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “Non-GAAP Measures,” “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(c)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred in 2014.

(d)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

“We are proud of the success that we achieved in 2016 in executing our strategy to grow the business through optimization, organic growth and strategic investments, including third-party acquisitions and drop downs from Tesoro. This delivered growth in net earnings, EBITDA, cash from operating activities and distributable cash flow, despite a challenging market environment characterized by lower crude oil and natural gas prices,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “TLLP announced $1.1 billion of acquisitions during the fourth quarter and we are excited about the growth opportunities for 2017 as we continue to execute our strategic priorities with our expanded portfolio. This should enable us to achieve our target of $550 million of annual net earnings and $1 billion of annual EBITDA in 2017.”

SEGMENT RESULTS
GATHERING. Gathering operating income was $25 million for the fourth quarter 2016 compared to $21 million last year and segment EBITDA improved to $45 million from $39 million a year ago. Crude oil gathering volumes for the fourth quarter 2016 increased to 218 thousand barrels per day from 205 thousand barrels per day a year ago and benefited from a new interconnection on the High Plains System that was completed in October. Operating income and segment EBITDA include $7 million in 2016 and $24 million in 2015 of environmental charges primarily related to the expected remediation costs for the 2013 crude oil pipeline release at Tioga, North Dakota.

Natural gas gathering volumes declined to 871 thousand MMBtu per day in the fourth quarter 2016 from 1,102 thousand MMBtu per day last year. The lower commodity price environment led to a reduction in drilling activity which resulted in a decline in natural gas gathering volumes. Reported natural gas gathering volumes in the fourth quarter 2015 included 132 thousand MMBtu per day of third-party throughput attributable to the Rendezvous Gas Services, L.L.C joint venture prior to its deconsolidation in the first quarter 2016.

PROCESSING. Processing operating income for the fourth quarter was $26 million compared to $28 million last year and segment EBITDA was $37 million versus $39 million a year ago. NGL processing throughput declined to 6.8 thousand barrels per day from 7.8 thousand barrels per day last year. Fee-based processing volumes were 611 thousand MMBtu per day compared to 748 thousand MMBtu per day a year ago. Market conditions that impacted TLLP’s natural gas gathering volumes also affected the Company’s processing volumes.

TERMINALLING AND TRANSPORTATION. Terminalling and Transportation segment operating income increased to $88 million for the fourth quarter 2016 from $59 million from last year and segment EBITDA improved to $111 million from $79 million a year ago. Terminalling volumes increased to 992 thousand barrels per day from 949 thousand barrels per day a year ago, reflecting refinery demand for waterborne crude at TLLP’s marine terminals. Transportation pipeline volumes increased to 874 thousand barrels per day from 841 thousand barrels per day a year ago due to higher throughput on TLLP’s Southern California pipeline system.

Additionally, operating results and volumes benefited from the acquisitions of the Alaska Storage and Terminalling Assets completed in the third quarter 2016 and the Northern California Terminalling and Storage Assets completed in the fourth quarter.

BALANCE SHEET AND CASH FLOW
Net cash from operating activities was $84 million in the fourth quarter 2016 compared to $101 million a year ago. Distributable cash flow for the fourth quarter was $131 million compared to $106 million last year. The Company ended the year with $688 million of cash, which was used to fund the closing of the North Dakota Gathering and Processing Assets on January 1, 2017. TLLP has approximately $1.3 billion of availability under its revolving credit facilities.

Net capital expenditures for the fourth quarter 2016 were $74 million, which include $53 million of growth capital and $21 million of net maintenance capital. Capital spending for the full year 2016 was $239 million, including $197 million of growth capital and $42 million of net maintenance capital. Included in the full year 2016 capital expenditures is $64 million of Predecessors spending related to the Northern California Terminalling and Storage Assets incurred by Tesoro Corporation (NYSE: TSO) before the acquisition.

On January 18, 2017, the Company announced its quarterly cash distribution of $0.91 per limited partnership unit or $3.64 on an annualized basis. The declared distribution represents a 17% increase over the fourth quarter 2015 distribution of $0.78 per limited partner unit paid in February 2016. This also represents the 23rd consecutive quarterly increase of approximately 17% or more. Distribution coverage ratio was 0.94x for the fourth quarter. Lower coverage primarily reflects distributions related to units issued in the June offering as well as units issued to Tesoro in connection with the Alaska Storage and Terminalling Assets acquisition and the Northern California Terminalling and Storage Assets acquisition. The distribution coverage ratio for full year 2016 was 1.06x.

STRATEGIC UPDATE
In November, TLLP closed the acquisition of the Northern California Terminalling and Storage Assets from Tesoro for a total consideration of $400 million. These assets include 5.8 million barrels of crude oil, feedstock and refined product storage capacity at Tesoro's Martinez Refinery along with a marine terminal capable of handling up to 80 thousand barrels per day of feedstock and refined product throughput. The Northern California Terminalling and Storage Assets are expected to provide annual net earnings of $28 to $33 million and annual EBITDA of $45 to $50 million.

During the quarter, TLLP issued $750 million in debt in the form of senior notes. The proceeds of the offering were used to repay amounts outstanding under the Company’s dropdown credit facility. Additionally, S&P Global Ratings upgraded TLLP's credit rating to BB+ with a stable outlook from the previous rating of BB. This rating is now the same as Tesoro’s and one level below investment grade. Moody’s Investors Service also changed its rating outlook for TLLP to Positive from Stable and affirmed its Ba2 Corporate Family Rating.

On January 1, 2017, TLLP closed the previously announced acquisition of crude oil, natural gas and produced water gathering systems and two natural gas processing facilities for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The assets are expected to contribute $79 to $89 million of annual net earnings and $100 to $110 million of annual EBITDA in 2017.

2017 OUTLOOK
TLLP expects to achieve $550 million of annual net earnings and $1 billion of annual EBITDA in 2017. The Company also expects total net capital expenditures of $295 million, including $230 million of growth capital and $65 million of net maintenance capital. TLLP expects 2017 annual distribution growth of 12% to 15%. In the fourth quarter, Tesoro agreed to waive $100 million of general partner incentive distribution rights over 2017 and 2018. This GP IDR waiver supports the balanced growth of the general and limited partners' interests and helps maintain strong financial metrics.

Additionally during the quarter, Tesoro announced the proposed acquisition of Western Refining, Inc. (NYSE: WNR). Western Refining owns a majority interest in the limited partner units of Western Refining Logistics LP (NYSE: WNRL). The growth of Tesoro, as a geographically diversified and highly integrated parent company, should provide additional strategic and organic growth opportunities for Tesoro Logistics.

PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL
At 11:00 a.m. CT tomorrow morning, TLLP will live broadcast its conference call with analysts regarding fourth quarter and full year 2016 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.tesorologistics.com.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including strong operational execution, executing strategic priorities, and growing the business through asset optimization, organic growth and strategic acquisitions from Tesoro and third parties; our ability to successfully effect those strategies and the expected timing and results thereof; growth opportunities for 2017; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; 2017 earnings targets for net earnings and EBITDA; expectations regarding future economic and market conditions and their effects on our business; expectations regarding annual net earnings and annual EBITDA from the Northern California Terminalling and Storage Assets and the North Dakota Gathering and Processing Assets; expectations for full year 2017 net earnings and EBITDA; expectations for 2017 capital expenditures, including the allocation thereof; expectations regarding 2017 annual distribution growth and coverage; Tesoro’s agreement to waive its GP IDRs and the expected benefits thereof; first quarter 2017 guidance; 2017 capital expenditures guidance and outlook; and Tesoro’s proposed acquisition of Western Refining, and the expected benefits thereof. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at http://www.tesorologistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
FIRST QUARTER 2017 GUIDANCE (Unaudited)

Throughput
Gathering
Crude oil gathering pipeline (Mbpd)	220 - 240
Crude oil trucking (Mbpd)	25 - 35
Natural gas gathering (thousands of MMBtu/d)	980 - 1,020

Processing
NGL processing (Mbpd)	6.6 - 7.1
Fee-based processing (thousands of MMBtu/d)	735 - 785

Terminalling and Transportation
Terminalling (Mbpd)	945 - 995
Pipeline transportation (Mbpd)	835 - 885

TESORO LOGISTICS LP
2017 CAPITAL OUTLOOK (Unaudited) (In millions)

2017 Capital Expenditures Outlook
Capital Expenditures
Growth	$230
Maintenance	95
Total Capital Expenditures	$325

Capital Expenditures, net of reimbursements
Growth	$230
Maintenance	65
Total Capital Expenditures	$295

NON-GAAP MEASURES

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects. These measures are important factors in assessing our operating results and profitability and include:

•	Financial non-GAAP measures:

◦	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense

◦	Segment EBITDA—a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow—U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash

◦
Pro Forma Distributable Cash Flow—Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the merger of QEPM with TLLP completed in July 2015

◦	Distribution Coverage Ratio—Distributable Cash Flow divided by total distributions

◦	Pro Forma Distribution Coverage Ratio—Pro Forma Distributable Cash Flow divided by total distributions

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance, and we believe they may provide meaningful supplemental information to the users of our financial statements. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See the tables below for reconciliations between each non-GAAP financial measure and its most directly comparable U.S. GAAP financial measure.

ITEMS IMPACTING COMPARABILITY

The Partnership’s future results of operations may not be comparable to the historical results of operations of the acquired assets from Tesoro (“Predecessors”) for the reasons described below.

On November 21, 2016, the Partnership purchased certain terminalling and storage assets in Martinez, California (the “Northern California Terminalling and Storage Assets”) owned by subsidiaries of Tesoro Corporation, for total consideration of $400 million, comprised of $360 million in cash financed with borrowings under the Partnership’s dropdown credit facility, and the issuance of equity securities of the Partnership with a fair value of approximately $40 million. The Northern California Terminalling and Storage Assets include 5.5 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with the Avon marine terminal capable of handling 80,000 bpd of feedstock and refined product throughput. In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements.

On July 1 and September 16, 2016, the Partnership purchased certain terminalling and storage assets in Anchorage, Fairbanks and at Tesoro’s Kenai Refinery (together, the “Alaska Storage and Terminalling Assets”) owned by Tesoro for total consideration of $444 million. The storage assets include tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The refined product terminals are located in Anchorage and Fairbanks.

On November 12, 2015, the Partnership purchased crude oil and refined product storage and pipeline assets in Los Angeles, California (the "LA Storage and Handling Assets") owned by subsidiaries of Tesoro Corporation, for a total consideration of $500 million. The Partnership acquired 97 crude oil, feedstock, and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% fee interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport. The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million.

We have a 78% interest in Rendezvous Gas Services, L.L.C. (“RGS”), which owns and operates the infrastructure that transports gas from certain fields to several re-delivery points in southwestern Wyoming, including natural gas processing facilities that are owned by us or a third party. Prior to 2016, we consolidated RGS; however, upon our reassessment performed in conjunction with our adoption of ASU 2015-02 as of January 1, 2016, we determined RGS represents a variable interest entity to us for which we are not the primary beneficiary resulting in the deconsolidation of RGS and the reporting of RGS as an equity method investment. We recognized an increase of $295 million to equity method investments as of January 1, 2016 as a result of the deconsolidation.

Our financial information includes the historical results of our Predecessors and the results of TLLP for all periods presented. The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity.

TESORO LOGISTICS LP
CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	December 31,
	2016	2015 (a)
ASSETS
Current Assets
Cash and cash equivalents	$688	$16
Receivables, net of allowance for doubtful accounts	230	224
Prepayments and other current assets	20	12
Total Current Assets	938	252
Property, Plant, and Equipment, Net	3,444	3,681
Other Noncurrent Assets	1,478	1,198
Total Assets	$5,860	$5,131

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$125	$154
Accrued interest and financing costs	42	31
Other current liabilities	45	61
Total Current Liabilities	212	246
Debt, Net of Unamortized Issuance Costs (b)	4,053	2,844
Other Noncurrent Liabilities	53	58
Equity	1,542	1,983
Total Liabilities and Equity	$5,860	$5,131

(a)	Adjusted to include the historical results of the Predecessors. See Items Impacting Comparability.

(b)	Total debt, net of unamortized issuance costs, includes $330 million and $305 million of borrowings outstanding under our revolving credit facilities as of December 31, 2016 and 2015, respectively.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Revenues
Gathering	$84	$86	$339	$339
Processing	68	73	276	278
Terminalling and Transportation	167	133	605	495
Total Revenues	319	292	1,220	1,112
Cost and Expenses
Operating expenses (c)	120	124	444	428
General and administrative expenses	24	22	95	103
Depreciation and amortization expenses	51	48	190	187
Loss on asset disposals and impairments	1	1	4	1
Operating Income	123	97	487	393
Interest and financing costs, net	(53)	(38)	(191)	(150)
Equity in earnings of equity method investments	3	1	13	7
Other income, net (d)	—	—	6	—
Earnings Before Income Taxes	73	60	315	250
Income Tax Expense	—	1	—	1
Net Earnings	$73	$59	$315	$249

Loss attributable to Predecessors	3	10	24	43
Net earnings attributable to noncontrolling interest	—	(1)	—	(20)
Net Earnings Attributable to Partners	76	68	339	272
General partner’s interest in earnings, including incentive distribution rights	(44)	(22)	(152)	(73)
Limited Partners’ Interest in Net Earnings	$32	$46	$187	$199

Net Earnings per Limited Partner Unit:
Common - basic	$0.31	$0.49	$1.87	$2.33
Common - diluted	$0.31	$0.49	$1.87	$2.33

Weighted Average Limited Partner Units Outstanding:
Common units - basic	102.5	91.2	98.2	84.7
Common units - diluted	102.6	91.3	98.2	84.8

Cash Distributions per Unit Paid During Period (e)	$0.875	$0.750	$3.307	$2.835

(c)
Operating expenses include imbalance settlement gains of $2 million for both the three months ended December 31, 2016 and 2015, and $7 million and $8 million for the years ended December 31, 2016 and 2015, respectively. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement of $5 million and $8 million for the three months ended December 31, 2016 and 2015, respectively, and $17 million and $34 million for the years ended December 31, 2016 and 2015, respectively.

(d)	Includes gain recognized on settlement of the Questar Gas Company litigation, which closed the dispute on the annual calculation of the natural gas gathering rate.

(e)	On January 18, 2017, we declared a quarterly cash distribution of $0.910 per limited partner unit for the fourth quarter of 2016.

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Earnings Before Income Taxes
Gathering	$25	$21	$132	$142
Processing	26	28	111	105
Terminalling and Transportation	88	59	297	200
Total Segment Operating Income	139	108	540	447
Unallocated general and administrative expenses	(16)	(11)	(53)	(54)
Operating Income	123	97	487	393
Interest and financing costs, net	(53)	(38)	(191)	(150)
Equity in earnings of equity method investments	3	1	13	7
Other income, net	—	—	6	—
Earnings Before Income Taxes	$73	$60	$315	$250
Depreciation and Amortization Expense
Gathering	$17	$17	$62	$67
Processing	11	11	45	44
Terminalling and Transportation	23	20	83	76
Total Depreciation and Amortization Expense	$51	$48	$190	$187
Segment EBITDA
Gathering	$45	$39	$213	$216
Processing	37	39	156	149
Terminalling and Transportation	111	79	380	276
Total Segment EBITDA	$193	$157	$749	$641
Capital Expenditures
Gathering	$31	$36	$98	$213
Processing	4	5	19	15
Terminalling and Transportation	56	45	155	158
Total Capital Expenditures	$91	$86	$272	$386

TESORO LOGISTICS LP
COMPONENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Cash Flows From (Used In)
Net earnings	$73	$59	$315	$249
Depreciation and amortization expenses	51	48	190	187
Changes in assets and liabilities	(50)	(13)	(44)	(19)
Other non-cash operating activities	10	7	37	19
Net Cash Flows from Operating Activities	84	101	498	436
Investing Activities	(84)	(102)	(318)	(389)
Financing Activities	191	6	492	(50)
Increase (Decrease) in Cash and Cash Equivalents	$191	$5	$672	$(3)

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions, except ratios)

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$73	$59	$315	$249
Depreciation and amortization expenses	51	48	190	187
Interest and financing costs, net of capitalized interest	53	38	191	150
Income tax expense	—	1	—	1
EBITDA	177	146	696	587

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow and Pro Forma Distributable Cash Flow
Net cash from operating activities (f)	$84	$101	$498	$436
Changes in assets and liabilities	50	13	44	19
Predecessors impact	2	8	17	34
Maintenance capital expenditures, net (g)	(28)	(17)	(72)	(54)
Reimbursement for maintenance capital expenditures (g)	8	5	28	9
Net earnings attributable to noncontrolling interest (h)	—	(1)	—	(18)
Other adjustments for noncontrolling interest (i)	—	(1)	—	(21)
Adjustments for equity method investments (j)	1	(2)	2	(3)
Gain (loss) on sales of assets, net of proceeds	8	(1)	8	(1)
Other (k)	6	1	7	21
Distributable Cash Flow	131	106	532	422
Pro forma adjustment for acquisition of noncontrolling interest (l)	—	—	—	36
Pro Forma Distributable Cash Flow	$131	$106	$532	$458

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$94	$73	$344	$259
General partner’s distributions	3	2	10	6
General partner’s incentive distribution rights	43	23	148	69
Total Distributions to be Paid	$140	$98	$502	$334

Distribution Coverage Ratio (m)	0.94x	1.08x	1.06x	1.26x
Pro Forma Distribution Coverage Ratio (m)	0.94x	1.08x	1.06x	1.37x

(f)
During the second quarter of 2016, we revised our reconciliation of distributable cash flow and pro forma distributable cash flow by reconciling the liquidity measure from net cash from operating activities. There were no impacts to previously reported amounts as a result of this methodology change.

(g)
We adjust our reconciliation of distributable cash flows for maintenance capital expenditures, tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

(h)
Excludes $2 million of undistributed QEPM earnings prior to the closing of the merger of QEPM with TLLP for the year ended December 31, 2015 that unitholders of QEPM were entitled to receive, but TLLP unitholders received as a result of the merger.

(i)
Adjustments represent cash distributions in excess of (or less than) our controlling interest in income and depreciation as well as other adjustments for depreciation and maintenance capital expenditures applicable to the noncontrolling interest obtained in the Rockies Natural Gas Business Acquisition.

(j)
We adjust net cash from operating activities to reflect cash distributions received from equity method investments attributed to the period reported for the purposes of calculating distributable cash flow.

(k)
Other includes items that had a non-cash impact on our operations and should not be considered in distributable cash flow. Non-cash items for the year ended December 31, 2016 include primarily the exclusion of the non-cash gain of $6 million recognized relating the settlement of the Questar Gas Company litigation and the inclusion of $13 million for acquired deficiency revenue billings to customers in 2015.

(l)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(m)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Reconciliation of Gathering Segment Operating Income to Segment EBITDA
Gathering segment operating income	$25	$21	$132	$142
Depreciation and amortization expenses	17	17	62	67
Equity in earnings of equity method investments	3	1	13	7
Other income, net (d)	—	—	6	—
Gathering Segment EBITDA	$45	$39	$213	$216

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Reconciliation of Processing Segment Operating Income to Segment EBITDA
Processing segment operating income	$26	$28	$111	$105
Depreciation and amortization expenses	11	11	45	44
Processing Segment EBITDA	$37	$39	$156	$149

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$88	$59	$297	$200
Depreciation and amortization expenses	23	20	83	76
Terminalling and Transportation Segment EBITDA	$111	$79	$380	$276

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Gathering Segment
Revenues
Gas gathering revenues	$41	$42	$163	$170
Crude oil gathering pipeline revenues	33	35	133	123
Crude oil trucking revenues	9	9	36	46
Other revenue	1	—	7	—
Total Revenues	84	86	339	339
Costs and Expenses
Operating expenses (n)	39	45	131	119
General and administrative expenses	3	2	11	10
Depreciation and amortization expenses	17	17	62	67
Loss on asset disposals and impairments	—	1	3	1
Gathering Segment Operating Income	$25	$21	$132	$142
Volumes
Gas gathering throughput (thousands of MMBtu/d) (o)	871	1,102	879	1,077
Average gas gathering revenue per MMBtu (n) (o)	$0.51	$0.42	$0.51	$0.43
Crude oil gathering pipeline throughput (Mbpd)	218	205	212	188
Average crude oil gathering pipeline revenue per barrel (o)	$1.68	$1.86	$1.72	$1.79
Crude oil trucking volume (Mbpd)	30	28	30	38
Average crude oil trucking revenue per barrel (o)	$3.14	$3.27	$3.23	$3.25

(n)
Prior to the deconsolidation of RGS as of January 1, 2016, fees paid by us to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in our results of operations. Third party volumes associated with RGS, included in gas gathering volume for the three months and year ended December 31, 2015 were 132 thousand MMBtu per day and 141 thousand MMBtu per day, respectively, and reduced our average gas gathering revenue per MMBtu by $0.05 for each period.

(o)
Management uses average revenue per barrel, average revenue per MMBtu and average keep-whole fee per barrel of NGLs to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total volume (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total volume (barrels).

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Processing Segment
Revenues
NGL processing revenues	$24	$25	$98	$96
Fee-based processing revenues	26	26	106	107
Other processing revenues	18	22	72	75
Total Revenues	68	73	276	278
Costs and Expenses
Operating expenses	31	34	120	125
General and administrative expenses	—	—	—	4
Depreciation and amortization expenses	11	11	45	44
Processing Segment Operating Income	$26	$28	$111	$105
Volumes
NGL processing throughput (Mbpd)	6.8	7.8	7.3	7.6
Average ‘keep-whole” fee per barrel of NGLs (o)	$36.35	$35.00	$36.53	$34.46
Fee-based processing throughput (thousands of MMBtu/d)	611	748	639	743
Average fee-based processing revenue per MMBtu (o)	$0.47	$0.38	$0.45	$0.39

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Terminalling and Transportation Segment
Revenues
Terminalling revenues	$135	$102	$480	$377
Pipeline transportation revenues	32	31	125	118
Total Revenues	167	133	605	495
Costs and Expenses
Operating expenses	50	45	193	184
General and administrative expenses	5	9	31	35
Depreciation and amortization expenses	23	20	83	76
Gain on asset disposals and impairments	1	—	1	—
Terminalling and Transportation Segment Operating Income	$88	$59	$297	$200
Volumes
Terminalling throughput (Mbpd)	992	949	984	955
Average terminalling revenue per barrel (o)	$1.48	$1.17	$1.33	$1.08
Pipeline transportation throughput (Mbpd)	874	841	868	825
Average pipeline transportation revenue per barrel (o)	$0.39	$0.39	$0.39	$0.39

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
Capital Expenditures (p)
Growth	$63	$70	$208	$333
Maintenance	28	16	64	53
Total Capital Expenditures	$91	$86	$272	$386

Capital Expenditures, Net of Reimbursements (p)
Growth	$53	$67	$197	$314
Maintenance	21	11	42	44
Total Capital Expenditures, Net of Reimbursements	$74	$78	$239	$358

(p)
Total capital expenditures include spending related to the Predecessors prior to each respective acquisition date. The expenditures related to growth capital projects totaled $8 million and $64 million for the three months and year ended December 31, 2016, respectively, and $27 million and $90 million for the three months and year ended December 31, 2015, respectively. The expenditures related to maintenance capital projects totaled $1 million and $3 million for the three months and year ended December 31, 2015, respectively.

	Three Months Ended December 31,		Years Ended December 31,
	2016 (a)	2015 (a)	2016 (a)	2015 (a)
	(Includes Predecessors)
General and Administrative Expenses
Gathering	$3	$2	$11	$10
Processing	—	—	—	4
Terminalling and Transportation	5	9	31	35
Unallocated	16	11	53	54
Total General and Administrative Expenses	$24	$22	$95	$103

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

	Expected Annual EBITDA Contribution
	Alaska Storage and Terminalling Assets Acquisition	Northern California Terminalling and Storage Assets Acquisition	North Dakota Gathering and Processing Asset Acquisition
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$36	$ 28 - 33	$ 80 - 90
Add: Depreciation and amortization expenses	4	8	15
Add: Interest and financing costs, net	11	9	5
Projected Annual EBITDA	$51	$ 45 - 50	$ 100 - 110

2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$550
Add: Depreciation and amortization expenses	225
Add: Interest and financing costs, net	225
Projected Annual EBITDA	$1,000

FORWARD LOOKING STATEMENTS

This communication contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed merger between a subsidiary of Tesoro and Western (the “Merger”). There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, the expected timing and likelihood of completion of the proposed Merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed Merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the possibility that stockholders of Tesoro may not approve the issuance of new shares of common stock in the Merger or that stockholders of Western may not approve the Merger Agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all and the risk that the proposed transaction will not provide additional strategic and organic growth opportunities for TLLP. All such factors are difficult to predict and are beyond TLLP’s control, including those detailed in Tesoro’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and registration statement on Form S-4 filed with the SEC on December 14, 2016, as amended (the “Form S-4”) that are available on its website at http://www.tsocorp.com and on the SEC’s website at http://www.sec.gov, and those detailed in TLLP’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on TLLP’s website at http://www.tesorologistics.com and on the SEC’s website at http://www.sec.gov. TLLP’s forward-looking statements are based on assumptions that it believes to be reasonable but that may not prove to be accurate. TLLP undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed transaction between Tesoro and Western. In connection with the proposed transaction, Tesoro has filed the Form S-4, containing a preliminary joint proxy statement/prospectus of Tesoro and Western and Western and/or Tesoro may file one or more additional proxy statements, registration statements, proxy statement/prospectus or other documents with the SEC. This communication is not a substitute for the proxy statement, registration statement, proxy statement/prospectus or any other documents that Tesoro or Western may file with the SEC or send to stockholders in connection with the proposed transaction. STOCKHOLDERS OF TESORO AND WESTERN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM S-4 AND ANY OTHER PROXY STATEMENT(S), REGISTRATION STATEMENT(S) AND/OR PROXY STATEMENT/PROSPECTUS(ES), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
The Form S-4 has not yet become effective. After the Form S-4 is declared effective by the SEC, Tesoro and Western will each file with the SEC a definitive joint proxy statement/prospectus, and each of Tesoro and Western will file other documents with respect to the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Western and/or Tesoro, as applicable. Investors and security holders will be able to obtain copies of these documents, including the proxy statement/prospectus, and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Tesoro will be made available free of charge on Tesoro’s website at http://www.tsocorp.com or by contacting Tesoro’s Investor Relations Department by phone at 210-626-6000. Copies of documents filed with the SEC by Western will be made available free of charge on Western’s website at http://www.wnr.com or by contacting Western’s Investor Relations Department by phone at 602-286-1530 or 602-286-1533.
Participants in the Solicitation:
Tesoro and its directors and executive officers, and Western and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Tesoro’s common stock and Western’s common stock in respect of the proposed transaction. Information about the directors and executive officers of Tesoro is set forth in the proxy statement for Tesoro’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on March 22, 2016, and in the other documents filed after the date thereof by Tesoro with the SEC. Information about the directors and executive officers of Western is set forth in the proxy statement for Western’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 22, 2016, and in the other documents filed after the date thereof by Western with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.